Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276245

PROSPECTUS SUPPLEMENT DATED MARCH 5, 2025

(To Prospectus dated January 11, 2024)

Up to $170,000,000

Common Stock

This Prospectus Supplement, or this Supplement, amends and supplements the information in the sales agreement prospectus, dated January 11, 2024, or the Sales Agreement Prospectus, contained in the Registration Statement on Form S-3 (File No. 333-276245) of Scilex Holding Company, or we and our. This Supplement should be read in conjunction with and is qualified in its entirety by reference to the Sales Agreement Prospectus, except to the extent that the information herein amends or supersedes the information contained therein.

We filed the Sales Agreement Prospectus on January 11, 2024 to register the offer and sale of shares of our common stock from time to time under the terms of a Sales Agreement, or the Sales Agreement, that we entered into with B. Riley Securities Inc., Cantor Fitzgerald & Co. and H.C. Wainwright & Co., LLC, or the Sales Agents, dated December 22, 2023. In accordance with the terms of the Sales Agreement, under the Sales Agreement Prospectus, we could offer and sell shares of our common stock, par value $0.0001 per share, having an aggregate offering price of up to $170.0 million from time to time through the Sales Agents, acting as our sales agents, by any method permitted that is deemed to an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended. On February 28, 2025, we voluntarily terminated the Sales Agreement effective as of March 5, 2025. As of March 5, 2025, we had sold an aggregate of 2,764,187 shares of our common stock pursuant to the Sales Agreement for aggregate gross proceeds of $2,693,840.

The purpose of this Supplement is to terminate our continuous offering under the Sales Agreement Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the accompanying Sales Agreement Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is March 5, 2025.